Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to 2011 Israeli Share Award Plan (formerly known as the Kamada Ltd. 2011 Israeli Share Option Plan) of Kamada Ltd. of our reports dated February 27, 2019, with respect to the consolidated financial statements of Kamada Ltd. and the effectiveness of internal control over financial reporting of Kamada Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER A member of Ernst & Young Global

Tel Aviv, Israel August 14, 2019